Exhibit 11
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               CERNER CORPORATION AND SUBSIDIARIES
            COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                   Three Months Ended
                                               April 1,           April 3,
                                              -----------        -----------
                                                 2000               1999
                                              -----------        -----------
Net earnings:                                $ 2,392,000        $ 2,817,000
                                              ===========        ===========

Weighted average number of common and
  common stock equivalent shares:

  Basic average number of
   outstanding common shares                  33,778,000         33,559,000
                                              -----------        -----------

Basic earnings per common shares:            $       .07        $       .08
                                              -----------        -----------

Dilutive effect (excess of number of shares
  issuable over number of shares
  assumed to be repurchased with the
  proceeds of exercised options based on
  the average market price during the
  period)                                       919,000             364,000
                                             -----------         -----------
                                             34,697,000          33,923,000
                                             -----------         -----------
Diluted earnings per common and common
stock equvalent shares:                     $       .07         $       .08
                                             -----------         -----------

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